POWER OF ATTORNEY


	The undersigned is an Officer of INTEGRYS
ENERGY GROUP, INC., a Wisconsin corporation.
Integrys Energy Group, Inc. has outstanding Common
Stock, $1 par value, which is registered under Section 12(b) or
Section 12(g) of the Securities Exchange Act of 1934. The undersigned does hereby constitute and appoint Dane E. Allen, Jodi J. Caro or Steven P. Eschbach as attorney, with full power to act for the undersigned and in the name, place and stead of the undersigned, to sign the name of the undersigned on any or all Forms 3, 4, and 5 to be filed pursuant to the requirements of
Section 16(a) of the Securities Exchange Act of 1934 and the rules, instructions and official interpretations relating thereto.

	The undersigned acknowledges that each attorney in fact, is serving in such capacity at the request of the undersigned, is not assuming, nor is such attorney in fact's substitute or substitutes or Integrys Energy Group, Inc. assuming any of the undersigned's responsibilities to comply with the Securities Exchange Act of 1934. The undersigned agree to defend and hold harmless each attorney in fact (and such attorney in fact's substitute or substitutes) from and against any and all loss, damage or liability that such attorney in fact may sustain as a result of any action taken in good faith hereunder.

	This power of attorney shall remain in effect so long as the undersigned may be required to file reports under said
Section 16(a) with respect to securities of Integrys Energy
Group, Inc. unless earlier notice of revocation hereof is delivered to each of the foregoing attorneys in fact.

	IN WITNESS WHEREOF, the undersigned has executed this document this 20th day of May, 2014.



/s/ William E. Morrow
------------------------
William E. Morrow